UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): March 17, 2016

Centrus Energy Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On March 21, 2016, Centrus Energy Corp. (the “Company”) issued a press release announcing financial results for the quarter and year ended December 31, 2015. A copy of the press release is being furnished as Exhibit 99.1 and is incorporated herein by reference.

The information furnished pursuant to this Item 2.02, including Exhibit 99.1, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Incentive Plan for Fiscal 2016. On March 17, 2016, the Company’s Compensation, Nominating and Governance Committee (the “Committee”) approved performance incentive targets and objectives for fiscal 2016 under the 2016 Executive Incentive Plan (the “2016 EIP”).

Under the 2016 EIP, each named executive officer and certain key management personnel, as determined by the CEO, are eligible to receive an annual cash incentive payment based on a target percentage of their respective base salaries if certain Company-wide and individual criteria are met for fiscal 2016. For fiscal 2016, the Committee determined that it would establish an award pool based on the Company’s achievement of its Company objectives. Each of the Company performance incentive objectives was selected from a description of performance incentive objectives under the Company’s 2014 Equity Incentive Plan. The award pool was designed partially to allow for the recognition of outstanding individual performance while still managing the total size of the award and to tie individual compensation to the Company’s performance in a more visible manner.

Each executive is assigned a performance incentive target for the annual award expressed as a percentage of his or her base salary, ranging between 100% for our President and CEO, 80% for our senior vice presidents, 60% for our vice presidents and 40% for other participants. An executive participating in the 2016 EIP will have an opportunity to earn an award ranging from 0% to 150% of his or her performance incentive target based upon the level of achievement of the performance incentive objectives described above.

The target award pool will be established based upon the sum of each participant’s target award. The final award pool will be established by multiplying the amount of the target award pool by the achievement of the performance incentive objectives. The Committee will distribute the final award pool amount among the participants based upon the Committee’s assessment of each individual’s performance. The sum of all the individual awards will not exceed the size of the final award pool without the approval of the Committee.

Any payments earned under the 2016 EIP will be paid in the first quarter of 2017. The size of the award pool and payment of awards are subject to the Committee’s determination that the specified strategic and operational objectives were satisfied and to the Committee’s negative discretion to reduce any award even if the performance incentive objectives are achieved.  The Committee will also make a determination of the level of individual performance on the annual performance evaluation for the SVPs based on input and recommendations from the CEO. The CEO and SVPs will make this determination for all other participants.

The Committee also determined that it would provide a long-term incentive plan (“LTIP”). Under the LTIP, each named executive officer and certain key management personnel, as determined by the CEO, are eligible to receive a cash award based on the achievement of strategic business transition goals over the three-year performance period and an award in the form of cash, equity or a combination of the two based on the appreciation of the share price of the Company’s Class A common stock over the performance period. For the LTIP, 90% of the target award will be based upon achievement of predetermined Company objectives and 10% of the target award will be based on appreciation of the Company’s share price from the closing price on the commencement date of the performance period through the average closing price over the twenty (20) trading days after the release of the Company’s 2018 Form 10-K. Each of the Company performance incentive objectives was selected from a description of performance incentive objectives under the Company’s 2014 Equity Incentive Plan.

For the award based on the achievement of strategic business transition goals, the target award is equivalent to 90% of each participant’s base salary in effect as of the start of the three-year performance period. An executive participating in the LTIP will have an opportunity to earn an award ranging from 0% to 150% of his or her target based upon the level of achievement of the objectives described above. For the stock appreciation component, the target award is equivalent to 10% of each participant’s base salary and is subject to the appreciation of the Company’s Class A common stock over the performance period.

Any long-term incentive cash awards earned under the LTIP will be paid in the first quarter of 2019. For equity-based awards, due to the limited availability of equity, participants would not be awarded actual shares; instead the award would be notional with the final notional value determined based upon the performance of the Company’s stock over the three-year period. At the conclusion of the performance period, participants would be eligible to receive an award payment in an amount based upon the appreciation of the Company’s common stock at that time. Any award could be made as cash, as equity or as a combination of the two at the discretion of the Committee. The share price would be determined based upon the average closing price of the Company’s common stock during the twenty (20) trading days after the Company’s 2018 Form 10-K is filed in 2019. Payment of the long-term incentive award is subject to the Committee’s determination that the specified strategic and operational objectives were satisfied, to the appreciation of the Company’s share price at the conclusion of the specified measurement period, and to the Committee’s negative discretion to reduce any award even if the performance incentive objectives are achieved. Payment of cash awards or receipt of equity grants are also subject to participants remaining employed by the Company through the performance period.

The maximum amounts payable, excluding any amounts payable as a result of share appreciation, under the 2016 EIP for named executive officers are as follows: Daniel B. Poneman ($1.0 million); Stephen S. Greene ($472,500); and John M.A. Donelson ($480,419). There is no assurance that the Company will achieve the performance incentive targets or achieve the strategic and operating objectives established by the Committee in any fiscal year.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits.

Exhibit	Description

99.1	Press release dated March 21, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

Date:	March 21, 2016	By:	/s/ Stephen S. Greene
Stephen S. Greene
Senior Vice President, Chief Financial Officer and Treasurer